As filed with the Securities and Exchange Commission on September 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROTEIN DESIGN LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3023969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark McDade

Chief Executive Officer

PROTEIN DESIGN LABS, INC.

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

J. HOWARD CLOWES, ESQ.

DLA Piper Rudnick Gray Cary US LLP

153 Townsend Street, Suite 800

San Francisco, California 94107-1922

(415) 836-2500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee (3)

Common Stock, $0.01 par value	4,058,935	$27.60	$112,026,606.00	$13,185.53

(1).                Includes (a) 4,058,935 shares of the registrant’s common stock and (b) pursuant to Rule 416, under the Securities Act of 1933, an indeterminate number of shares that may be issued in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2).                Pursuant to Rule 457(c), such price is based on the average of the high and low prices of the registrant’s common stock on September 27, 2005, as reported on the Nasdaq National Market.

(3).                Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2005

PRELIMINARY PROSPECTUS

4,058,935 shares

PROTEIN DESIGN LABS, INC.

COMMON STOCK

This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Protein Design Labs, Inc.  The selling stockholder listed on page 26 may use this prospectus to offer and resell from time to time up to 4,058,935 shares of our common stock for its own account.  The selling stockholder acquired the shares being offered for resale under this prospectus pursuant to a Purchase Agreement dated September 12, 2005.  Registration does not necessarily mean that the selling stockholder will offer or sell their stock.

The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of these shares by the selling stockholder.  All expenses of registration incurred in connection with this offering are being borne by us, but the selling stockholder will bear all selling expenses, discounts and commissions incurred in connection with the offering and sale of the common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “PDLI”  On September 22, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $28.37.

Investing in any of our securities involves risk.  You should carefully consider the risk factors beginning on page 2 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September    , 2005.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any dealer, salesman or any other person to provide you with additional or different information.  This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.  We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

The terms “PDL,” “we,” “us,” “our,” and the “company,” as used in this prospectus, refer to Protein Design Labs, Inc. and its consolidated subsidiaries, unless otherwise specified.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks, and HuZAF and Zamyl are trademarks of Protein Design Labs, Inc.  Zenapax is a registered trademark of Hoffmann-La Roche (Roche).  Cardene IV, IV Busulfex, Tenex, Sectral, and Ismo are registered trademarks of ESP Pharma, Inc.  Retavase is a registered trademark and owned by Protein Design Labs, Inc.  All other company names and trademarks included in this prospectus are trademarks, registered trademarks or trade names of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  We urge you to read the entire prospectus and the documents incorporated by reference herein carefully before making an investment decision.

Our Company

We are a biopharmaceutical company focused on the research, development and commercialization of novel therapies for treatment of inflammation and autoimmune diseases, acute cardiac conditions and cancer. Our patented antibody humanization technology is applied to promising mouse antibodies. By making certain modifications to the mouse antibody that make it more like a human antibody, our technology enhances the utility of such antibodies, while retaining their biological activity, for human therapeutic use. We believe our technology for the creation of humanized therapeutic monoclonal antibodies is the most widely validated in our industry. As of December 31, 2004, a total of eight marketed products were licensed under our humanization patents and, of these, seven generated royalties to us. We are aware of more than 40 humanized antibodies in clinical stage development worldwide by various pharmaceutical and biotechnology companies, of which a large number may be covered under our patent agreements.

We license our patents covering numerous humanized antibodies in return for license fees, annual maintenance payments and royalties on product sales. Eight of the nine humanized antibodies currently approved by the U.S. Food and Drug Administration (FDA) are licensed under our patents and seven of these licensed products generated royalties to PDL that were recognized in 2004: Genentech, Inc.’s Herceptin®, Xolair®, Raptiva™ and Avastin™; MedImmune, Inc.’s Synagis®; Wyeth Pharmaceuticals’ Mylotarg®; and Roche’s Zenapax®. Combined annual worldwide sales of these products exceeded $2.9 billion in 2004. For 2004, we received approximately $83.8 million in product royalties. Additionally, Elan Corporation, plc (Elan) entered into a license under our patents for the Tysabri® antibody product, which was approved by the FDA in late November 2004 and was marketed until the end of February 2005, when Tysabri was voluntarily withdrawn from the market by Elan and Biogen Idec MA, Inc. (Biogen Idec) and is currently pending review for further clinical trial use as well as marketing and commercial sale.

On March 23, 2005, we completed the acquisition of all of the outstanding stock of ESP Pharma Holding Company, Inc. (ESP Pharma), a privately held, hospital focused pharmaceutical company. Also on March 23, 2005, ESP Pharma completed its acquisition from Centocor, Inc. (Centocor) of rights to manufacture, develop, market and distribute Retavase® in the United States and Canada. By adding such marketed products through ESP Pharma’s sales and distribution capabilities to our antibody development and humanization technology platform, the ESP Pharma and Retavase acquisitions should establish PDL as a fully integrated, commercial biopharmaceutical company with proprietary marketed products, a growing and diverse high-margin operating revenue base and a broad, proprietary pipeline.

We were incorporated in Delaware in 1986. Our corporate headquarters are located at 34801 Campus Drive, Fremont, California 94555 and our telephone number is (510) 574-1400. We maintain a home page at www.pdl.com.

Recent Developments

Collaboration Agreement with Biogen Idec.  In August 2005, we entered into a collaboration agreement with Biogen Idec, a global biotechnology leader with products and capabilities in oncology, neurology and immunology, for the joint development, manufacture and commercialization of three Phase II antibody products.  The agreement provides for shared development and commercialization of daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases, and for shared development and commercialization of M200 (volociximab) and HuZAF™ (fontolizumab) in all indications.  Following the satisfaction of all conditions, including expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the collaboration agreement and purchase agreement became effective as of the closing on September 12, 2005.  PDL received an upfront cash license fee aggregating $40 million, and Biogen Idec purchased for cash approximately $100 million of common stock from PDL.  Milestone payments of up to $660 million will be made by Biogen Idec to PDL if additional conditions relating to product development, regulatory approvals and commercialization goals are achieved. In addition, each party will share 50% of the development costs subject to the terms of the collaboration agreement.

Pursuant to the terms of our agreements with Biogen Idec, we are registering a maximum of 4,058,935 shares of common stock in this offering for Biogen Idec.  Biogen Idec, as the selling stockholder, acquired the shares of common stock in connection with the stock purchase agreement.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise.  These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry.  Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently.  Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations.  Such risks and uncertainties include those set forth herein under “Risk Factors.”  The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to read any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and Form 8-K reports to the SEC.  Also note that under the caption “Risk Factors,” we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses.  These are factors that we think could cause our actual results to differ materially from expected and historical results.  Other factors besides those listed in “Risk Factors,” including factors described as risks in our filings with the SEC, could also adversely affect us.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk.  You should carefully consider the following factors and other information in this prospectus and in the documents incorporated by reference in this prospectus before deciding to purchase shares of our common stock.  If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.

We have a history of operating losses and may not achieve sustained profitability.

In general, our expenses have exceeded revenues. As of June 30, 2005, we had an accumulated deficit of approximately $360.8 million. We expect our expenses to increase because of the extensive resource commitments required to achieve regulatory approval and commercial success for any individual product. For example, over the next several years, we will incur substantial additional expenses as we continue to develop and manufacture our potential products, invest in research and improve and expand our manufacturing, marketing and sales capabilities. Since we or our partners or licensees may not be able to successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost and with appropriate quality, or successfully market such products with desired margins, we may never achieve sustained profitable operations. The amount of net losses and the time required to reach sustained profitability are highly uncertain.

Our commitment of resources to the continued development of our products will require significant additional funds for development. Our operating expenses may also increase as:

•many of our earlier stage potential products move into later stage clinical development;

•additional potential products are selected as clinical candidates for further development;

•we pursue clinical development of our potential products in new indications;

•we invest in staffing and operations to meet our manufacturing requirements;

•we expand our commercial infrastructure to market our products in North America;

•we defend or prosecute our patents and patent applications; and

•we invest in research or acquire additional technologies, product candidates or businesses.

In the absence of substantial revenues from additional sales of existing products, new agreements with third-party business partners, significant royalties on sales of products licensed under our intellectual property rights or other uncertain sources of revenue, we will continue to incur operating losses and may require additional capital to fully execute our business strategy.

If Cardene IV sales do not continue to grow, our results of operations will suffer.

Cardene IV® has accounted for a significant portion of the operating income and growth in sales of ESP Pharma. Cardene IV faces a competitive marketplace with branded and generic intravenous anti-hypertensive products being marketed in the U.S. and it may be harder to continue to penetrate this market at the recent rate of growth. While we expect to maintain and increase committed sales and marketing presence in order to ensure the continued growth of Cardene IV, there can be no assurance that we can continue the rapid growth rate that ESP Pharma achieved. Some of our competitors have substantially greater resources than we do. Those resources include greater experience in promoting and marketing hypertensive drugs, superior product development capabilities and financial, scientific, manufacturing, marketing, managerial and human resources. In order for Cardene IV to continue its success, we will have to maintain and expand its position in the marketplace against these competitors’ drugs.

Retavase is sold in a declining market and if our planned sales and promotional efforts do not increase or at least maintain market acceptance, our results of operations will suffer.

Retavase is expected to account for a significant portion of our operating income and potential growth in cash flow from operations. Retavase is sold into the thrombolytic market that has recently been declining due to the more widespread use of stents and gpIIb/IIIa inhibitor products. Moreover, Retavase competes for use in the management of acute myocardial infarction with TNKase™ and Activase from Genentech, Inc. (Genentech), a biotechnology company with significantly more resources and sales and marketing capabilities than PDL. While we believe our planned investment in additional sales and promotional efforts may increase the market acceptance of Retavase, there can be no assurance that we can increase the market share of Retavase, or that even if we are able to increase our market share, that the anti-thrombolytic market will not decline significantly regardless of our efforts. In addition, the product was marketed on behalf of Centocor by Scios, Inc. (Scios), a Johnson & Johnson company. We will require the continued cooperation of Centocor and Scios to successfully transfer the product to us and there can be no assurance that we will be successful in achieving this transition or our projected sales levels.

We are required to undertake the complex manufacturing of Retavase through use of a number of third parties, and the transition may result in delays in obtaining regulatory approval or marketing for Retavase.

We will be required to manufacture Retavase for sale and distribution no later than 2011. Retavase is a biologic product currently manufactured through a multi-step process, including custom materials from Centocor, Diosynth Biotechnology and Roche. While the rights to Retavase included the acquisition of at least 12 months of inventory, the manufacturing of this product for use as therapeutics in compliance with regulatory requirements will be complex, time-consuming and expensive. We will be required to effect the transfer of manufacturing from Centocor.  The eventual transfer of manufacturing could result in delays in regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

We rely on third-party suppliers to provide ESP Pharma the products for sale. If we are unable to continue those manufacturing arrangements successfully or at a reasonable cost, our potential future results could suffer.

We have not manufactured any of the ESP Pharma products and are not familiar with the manufacturing process for these products. We have long-term agreements with various third parties to supply the ESP Pharma products. If there are supply problems with the third party manufacturers, in particular Cardene IV and Retavase, there may not be sufficient supplies of Cardene IV or Retavase to meet commercial demand, in which case our future results could suffer.

In addition, reliance on a third-party manufacturer entails risks, including reliance on the third party for regulatory compliance and adhering to the FDA’s current Good Manufacturing Practices (cGMP) requirements, the possible breach of the manufacturing agreement by the third party, and the possibility of termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient to us. Failure of the third party manufacturers or us to comply with applicable regulations, including FDA pre- or post-approval inspections and cGMP requirements, could result in sanctions being imposed on us. These sanctions could include fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

Achieving future profitability or becoming cash flow positive will depend in significant part upon the continuing success of ESP Pharma’s products.

ESP Pharma was founded in April 2002. While ESP Pharma was profitable in 2003 and 2004, it has a short operating history and there can be no assurance that ESP Pharma will be able to sustain profitable results from sales of acquired products. PDL has incurred losses since inception and expects to continue to incur losses in the near-term. In order for PDL to achieve our goal to be profitably and sustainably cash flow positive on a quarterly basis by the fourth quarter of 2005, we will need to achieve continued growth from Cardene IV, IV Busulfex® and Retavase and continued growth in royalties from products licensed by PDL.

Our product revenues are substantially dependent on a limited number of wholesalers and distribution partners, and such revenues may fluctuate from quarter to quarter based on the buying and return patterns of these wholesalers and distribution partners.

We sell our products primarily to a limited number of national medical and pharmaceutical distributors and wholesalers with distribution centers located throughout the U.S. During the year ended December 31, 2004, revenues from the sales of ESP Pharma products to its three largest U.S. wholesalers totaled approximately 87% of its net revenues. Our reliance on a small number of wholesalers and distribution partners could cause revenues to fluctuate from quarter to quarter based on the buying and return patterns of these wholesalers and distribution partners. In addition, as of June 30, 2005, these three U.S. wholesalers represented approximately 90% of ESP Pharma’s outstanding accounts receivable. If any of these wholesalers or international partners fails to pay on a timely basis or at all, our financial position and results of operations could be materially adversely affected.

Increased leverage as a result of our sale of the 2005 Notes may harm our financial condition and results of operations.

At June 30, 2005, we had approximately $508.3 million of outstanding debt, including without limitation approximately $250.0 million in principal that remains outstanding under our 2.00% Convertible Senior Notes due February 15, 2012 (the 2005 Notes).  In addition to the 2005 Notes, approximately $250.0 million in principal remains outstanding under our unsecured 2.75% Convertible Subordinated Notes due 2023 (the 2003 Notes), and we have debt service obligations related thereto. The 2005 Notes do not restrict our future incurrence of indebtedness and we may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•to seek additional financing in the debt or equity markets;

•to refinance or restructure all or a portion of our indebtedness, including the 2005 Notes or the 2003 Notes;

•to sell selected assets;

•to reduce or delay planned capital expenditures; or

•to reduce or delay planned operating expenditures, such as clinical trials.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may not successfully integrate the ESP Pharma business and may not realize the anticipated benefits of the merger.

In March 2005, we completed our acquisition of ESP Pharma, a privately owned company. Achieving the benefits of the merger will depend in substantial part on the successful integration of the two companies’ operations and personnel. Prior to the merger, PDL and ESP Pharma operated independently, each with its own operations, corporate culture, locations, employees and systems. PDL and ESP Pharma are now operating as a combined organization and began utilizing common business, information and communication systems, operating procedures, financial controls, compensation practices, training and professional development programs. However, additional activities in many areas are required to achieve full integration and PDL and ESP Pharma will continue to face significant challenges in integrating the organizations and operations in a timely and efficient manner. Some of the challenges and difficulties involved in this integration include:

•demonstrating to the customers of PDL and ESP Pharma that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business successfully with the combined company;

•coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•coordinating and rationalizing commercialization and development activities to enhance introduction of new products and development programs;

•preserving important relationships of both PDL and ESP Pharma and resolving potential conflicts that may arise;

•management distraction from the business of the combined company;

•incompatibility of corporate cultures;

•costs and delays in implementing common systems and procedures;

•consolidating and rationalizing corporate and administrative infrastructures;

•integrating and documenting processes and controls in conformance with the requirements of the Sarbanes-Oxley Act of 2002; and

•operating the combined company at multiple sites in the United States.

Any one or all of these factors, many of which are outside our control, may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose distributors, suppliers, manufacturers and employees.  Achieving anticipated synergies and the potential benefits underlying the two companies’ reasons for the merger will depend on the continued successful integration of the two companies.

In addition, the integration of PDL and ESP Pharma is a complex, time consuming and expensive process and has and will continue to require significant attention from management and other personnel, which may distract their attention from the day-to-day business of the combined company. The diversion of management’s attention and any difficulties associated with integrating ESP Pharma into PDL could have a material adverse effect on the operating results of the combined company after the merger and the value of PDL shares, and could result in the combined company not achieving the anticipated benefits of the merger. While we have achieved a significant level of integration, it is not certain that we will achieve all aspects of integration successfully, or that all of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the business and operating results of the combined company.

The issuance of shares of PDL common stock in the acquisition of ESP Pharma substantially reduced the percentage interests of holders of PDL common stock and securities convertible into PDL common stock, and the registered sale of these shares could decrease the market value of our common stock.

Upon completion of the merger, the shares of ESP Pharma preferred stock, common stock and options therefore converted into the right to receive $325.0 million in cash and 9,853,770 shares of PDL common stock. We registered for resale the PDL shares issued in the acquisition of ESP Pharma, which has resulted in the registered sale of, and could result in the further registered sale of, a substantial number of shares of our common stock and which could lead to a decrease in the market price of our common stock.

Delays or problems with our integration of sales, marketing and distribution capabilities with the acquisition of ESP Pharma may hamper continued growth projections for products acquired from the merger.

We are continuing to market and sell the products acquired as part of the ESP Pharma merger, including in particular Cardene IV, Retavase and IV Busulfex. In order to successfully achieve the planned results from the merger, we will need to continue to transition existing relationships with distributors, third party vendors, manufacturers and customers of ESP Pharma. Although we have retained most of the hospital-focused sales and related sales infrastructure, prior to the merger we had never sold, marketed or distributed products, and we encounter challenges in the continuing integration of such capabilities from ESP Pharma necessary to continue to successfully promote the ESP Pharma products.

We cannot assure you that our customers will continue their current buying patterns; our customers may delay or defer purchasing decisions in response to changes in practices and policies by PDL. Any such delay or deferral in purchasing decisions by such customers could have a material adverse effect on the business or operating results of the combined company.

As a result of the ESP Pharma merger, the combined company is a larger and more geographically diverse organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

 As a result of the merger with ESP Pharma, the combined company faces challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization and the inability to retain or replace key employees could have a material adverse effect on the operating results of the combined company and, as a result, on the market price of PDL’s common stock.

If our collaborations are not successful, we may not be able to effectively develop and market some of our products.

We have agreements with pharmaceutical and other companies to develop, manufacture and market certain of our potential products. In some cases, we are relying on our partners to manufacture such products and essential components for those products, to design and conduct clinical trials, to compile and analyze the data received from these trials, to obtain regulatory approvals and, if approved, to market these licensed products. As a result, we may have little or no control over the manufacturing, development and marketing of these potential products and little or no opportunity to review the clinical data prior to or following public announcement.  In addition, the design of the clinical studies may not be sufficient or appropriate for regulatory review and approval and we may have to conduct further studies in order to facilitate approval.

In particular, we and Biogen Idec have entered into a long term agreement which became effective in September 2005 under which Biogen Idec became our partner on three of our most advanced clinical programs, M200, HuZAF™ and daclizumab in certain indications including multiple sclerosis.  The agreement provides for the development, manufacture and potential commercialization of products from these programs with each of Biogen Idec and PDL assuming certain responsibilities and sharing expenses.  Because of the broad scope of the collaboration, we are particularly dependent upon Biogen Idec’s performance of its obligations under the agreement.  The failure of Biogen Idec to perform its obligations, our failure to perform our obligations or to effectively manage the relationship, or a material contractual dispute with Biogen Idec would have a material adverse effect on our prospects or financial results.

We rely on third parties, such as clinical research organizations, medical institutions and clinical investigators, including physician sponsors, to conduct certain of our clinical trials, including recruiting and enrolling patients in the trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed or may not be able to obtain regulatory approval for or commercialize our product candidates. If any of the third parties upon whom we rely to conduct our clinical trials do not comply with applicable laws, successfully carry out their obligations or meet expected deadlines, our clinical trials may be extended, delayed or terminated.

If the quality or accuracy of the clinical data obtained by third party contractors is compromised due to their failure to adhere to applicable laws, our clinical protocols or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize any of our product candidates. If our relationships with any of these organizations or individuals terminates, we believe that we would be able to enter into arrangements with alternative third parties. However, replacing any of these third parties could delay our clinical trials and could jeopardize our ability to obtain regulatory approvals and commercialize our product candidates on a timely basis, if at all.

Our development, manufacturing and marketing agreements can generally be terminated by our partners on short notice. A partner may terminate its agreement with us or separately pursue alternative products, therapeutic approaches or technologies as a means of developing treatments for the diseases targeted by us, or our collaborative effort. Even if a partner continues to contribute to the arrangement, it may nevertheless decide not to actively pursue the development or commercialization of any resulting products. In these circumstances, our ability to pursue potential products could be severely limited.

Continued funding and participation by partners will depend on the continued timely achievement of our research and development objectives, the retention of key personnel performing work under those agreements and on each partner’s own financial, competitive, marketing and strategic capabilities and priorities. These considerations include:

•the commitment of each partner’s management to the continued development of the licensed products or technology;

•the relationships among the individuals responsible for the implementation and maintenance of the development efforts; and

•the relative advantages of alternative products or technology being marketed or developed by each partner or by others, including their relative patent and proprietary technology positions, and their ability to manufacture potential products successfully.

Our ability to enter into new relationships and the willingness of our existing partners to continue development of our potential products depends upon, among other things, our patent position with respect to such products. If we are unable to successfully maintain our patents we may be unable to collect royalties on existing licensed products or enter into additional agreements.

If we are unable to favorably assess the effectiveness of internal control over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, our stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), our management is required to report on, and our independent auditors to attest to, the effectiveness of our internal control over financial reporting as of the end of 2004 and for each year thereafter. The rules governing the standards that must be met for management to assess the effectiveness of our internal control over financial reporting are new and complex and require significant documentation, testing and possible remediation. We reviewed, documented and tested our internal control over financial reporting successfully in 2004.  In 2005, we will not only be required to conduct corresponding tests for our new enterprise resource planning software from SAP, but also must review and consider the requirements of Section 404 as applied to our recently acquired operations from ESP Pharma.  Since ESP Pharma operated as a private company, they were not required to, and did not complete the documentation, testing and possible remediation efforts that would have been required had they been subject to Section 404. As it is not possible for us to conduct an assessment of ESP Pharma’s internal control over financial reporting prior to the management report for Section 404 compliance, we are allowed and have decided to exclude the ESP Pharma operations from the Section 404 compliance. However, there can be no assurance that we will successfully and timely report on the effectiveness of our internal control over financial reporting as of the end of 2005.  The Section 404 compliance process has resulted, and will continue to result, in increased expenses and the devotion of significant management resources.  If we cannot continue to favorably assess the effectiveness of our internal control over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment in the future, investor confidence and our stock price could be adversely affected.

Our revenues, expenses and operating results will likely fluctuate in future periods.

Our revenues have varied in the past and will likely continue to fluctuate considerably from quarter to quarter and from year to year. As a result, our revenues in any period may not be predictive of revenues in any subsequent period. In particular, our product sales and royalty revenues may be unpredictable and may fluctuate since they depend upon:

•the seasonality and rate of growth of sales of existing and licensed products;

•the existence of competing products;

•the market launch of recently acquired products;

•the response of wholesalers at announced or anticipated price changes for our products;

•uncertainty resulting from the purchase practices of wholesalers and inventory levels at wholesalers;

•product returns and rebates which could differ from our estimates and accruals;

•the continued safety of approved products;

•the marketing efforts of our licensees from whom we receive royalty payments;

•the timing of royalty reports, some of which are required quarterly and others semi-annually;

•our ability to successfully defend and enforce our patents; and

•the effect of new accounting, pronouncements or interpretations of existing guidance, in particular as they may affect the accounting treatment of reimbursement of research and development expenses under collaborative arrangements.

We receive royalty revenues on sales of the product Synagis, which product is marketed by MedImmune, Inc. (MedImmune). This product has higher sales in the fall and winter, which to date have resulted in much higher royalties paid to us in our first and second quarters than in other quarters. The seasonality of Synagis sales will contribute to fluctuation of our revenues from quarter to quarter.

License and other revenue may also be unpredictable and may fluctuate due to the timing of payments of non-recurring licensing and signing fees, payments for manufacturing and clinical development services, and payments for the achievement of milestones under new and existing agreements with third-party business partners. Revenue historically recognized under our prior agreements may not be an indicator of non-royalty revenue from any future collaborations.

Our expenses may be unpredictable and may fluctuate from quarter to quarter due to the timing of expenses, including clinical trial expenses as well as payments owed by us and to us under collaborative agreements for reimbursement of expenses and which are recorded under our policy during the quarter in which such expenses are reported to us or to our partners and agreed to by us or our partners.

In addition, our expenses or other operating results may fluctuate due to the accounting treatment of securities we own or may purchase or securities we have issued or may issue. For example, we will begin recognizing expense for employee stock options beginning in 2006, and as a result, we will incur significantly higher losses. In addition, we hold a $30.0 million five-year convertible note receivable we purchased from Exelixis, Inc. in May 2001. Accounting rules require the conversion feature of some convertible notes to be separated from the debt agreement in which the conversion feature is contained and accounted for as a derivative instrument, and therefore reflected in the note purchaser’s financial statements based upon the fair market value of the stock into which the note is convertible. Due in part to the number of shares into which this note receivable would currently convert and the average daily trading volume of Exelixis stock, the Exelixis note is not currently considered a derivative instrument and, therefore, changes in the market value of Exelixis stock are not required to be recorded in our financial statements. However, a significant increase in the average daily trading volume of Exelixis stock, or new accounting pronouncements or regulatory rulings could require us to report the change in the value of the Exelixis stock in our financial statements such that changes in the Exelixis stock price contribute to fluctuations of our operating results from quarter to quarter.

Our humanization patents are being opposed and a successful challenge or refusal to take a license could limit our future revenues.

More than half of our current revenues are related to our humanization patents and the related licenses that third parties enter into with us for rights to those patents. If our rights are successfully challenged or third parties decline to take licenses for the patents, our future revenues would be adversely affected.

At an oral hearing in March 2000, the Opposition Division of the European Patent Office decided to revoke the broad claims of our first European antibody humanization patent. We appealed this decision. In November 2003, the Technical Board of Appeal of the European Patent Office decided to uphold our appeal and to set aside the Opposition Division’s decision. The Board of Appeal ordered that certain claims be remitted to the Opposition Division for further prosecution and consideration of issues of patentability (novelty, enablement and inventive step). The claims remitted by the Board of Appeal cover the production of humanized antibody light chains that contain amino acid substitutions made under our antibody humanization technology. Regardless of the Opposition Division’s decision on these claims, such decision could be subject to further appeals. Until the opposition is resolved, we may be limited in our ability to collect royalties or to negotiate future licensing or collaborative research and development arrangements based on this and our other humanization patents. Moreover, if the opponents are successful, our ability to collect royalties on European sales of antibodies humanized by others would depend on: (i) the scope and validity of our second European patent; and (ii) whether the antibodies are manufactured in a country outside of Europe where they are covered by one or more of our patents, and if so, on the terms of our license agreements. Also, the Opposition Division’s decision could encourage challenges to our related patents in other jurisdictions, including the United States. This decision may lead some of our licensees to stop making royalty payments or lead potential licensees not to take a license, either of which might result in us initiating formal legal actions to enforce our rights under our humanization patents. In such a situation, a likely defensive strategy to our action would be to challenge our patents in that jurisdiction. During the opposition process with respect to our first European patent, if we were to commence an infringement action in Europe to enforce that patent, such an action would likely be stayed until the opposition is decided by the European Patent Office. As a result, we may not be able to successfully enforce our rights under our European or related U.S. and Japanese patents.

At an oral hearing in February 2005, the Opposition Division of the European Patent Office decided to revoke the claims in our second European antibody humanization patent. The Opposition Division based its decision on formal issues and did not consider substantive issues of patentability. We plan to appeal the decision to the Technical Board of Appeal at the European Patent Office. The appeal will suspend the legal effect of the decision of the Opposition Division during the appeal process, which is likely to take several years.

We intend to vigorously defend the European patents in these proceedings. We may not prevail in the opposition proceedings or any litigation contesting the validity of these patents. If the outcome of the European opposition proceedings or any litigation involving our antibody humanization patents were to be unfavorable, our ability to collect royalties on existing licensed products and to license our patents relating to humanized antibodies may be materially harmed. In addition, these proceedings or any other litigation to protect our intellectual property rights or defend against infringement claims by others could result in substantial costs and diversion of management’s time and attention, which could harm our business and financial condition.

In regard to our Japanese humanization patent, in December 2004, the Japanese Supreme Court denied our petition for review of the Tokyo High Court decision upholding revocation of the patent by the Japanese Patent Office. The Japanese Supreme Court decision concludes the proceedings in the matter and the Japanese Patent Office decision to revoke our patent is final.

In October 2004, the Japanese Patent Office issued a patent to our first divisional humanization patent application. This patent claims a method of producing a humanized antibody specifically reactive with the human interleukin-2 (IL-2) receptor and the composition of matter directed to the Zenapax (daclizumab) antibody product. Although we have additional divisional patent applications pending in Japan, there can be no assurance that any patents will issue from such divisional applications or that the scope of such patents, if any, would be sufficient to cover third party antibody products.

Our ability to maintain and increase our revenues from licensing is dependent upon third parties entering into new patent licensing arrangements, exercising rights under existing patent rights agreements, and paying royalties under existing patent licenses with us. To date, we have been successful in obtaining such licensing arrangements, and in receiving royalties on product sales, from parties whose products may be covered by our patents. However, we have experienced challenges in our licensing efforts, including the disagreement we had with Genentech in 2003 over whether its Xolair antibody product was covered under our humanization patents. There can be no assurance that we will continue to be successful in our licensing efforts in the future. Additionally, although we have reached an amicable settlement with Genentech that is intended to resolve such disagreements, Genentech or other companies may, in the future, seek to challenge our U.S. patents through litigation or patent office proceedings, such as re-examinations or interferences. If we experience difficulty in enforcing our patent rights through licenses, or if our licensees, or prospective licensees, challenge our antibody humanization patents, our revenues and financial condition could be adversely affected, and we could be required to undertake additional actions, including litigation, to enforce our rights. Such efforts would increase our expenses and could be unsuccessful.

If we are unable to protect our patents and proprietary technology, we may not be able to compete successfully.

Our pending patent applications may not result in the issuance of valid patents or our issued patents may not provide competitive advantages. Also, our patent protection may not prevent others from developing competitive products using related or other technology. A number of companies, universities and research institutions have filed patent applications or received patents in the areas of antibodies and other fields relating to our programs. Some of these applications or patents may be competitive with our applications or contain material that could prevent the issuance of our patents or result in a significant reduction in the scope of our issued patents.

The scope, enforceability and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings. No consistent policy has emerged regarding the breadth of claims in biotechnology patents, so that even issued patents may later be modified or revoked by the relevant patent authorities or courts. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation in claim scope could reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents. Moreover, the issuance of a patent in one country does not assure the issuance of a patent with similar claim scope in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country. In addition to seeking the protection of patents and licenses, we also rely upon trade secrets, know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with employees, consultants, suppliers and licensees. If these agreements are not honored, we might not have adequate remedies for any breach. Additionally, our trade secrets might otherwise become known or patented by our competitors.

We may require additional patent licenses in order to manufacture or sell our potential products.

Other companies, universities and research institutions may obtain patents that could limit our ability to use, import, manufacture, market or sell our products or impair our competitive position. As a result, we might be required to obtain licenses from others before we could continue using, importing, manufacturing, marketing, or selling our products. We may not be able to obtain required licenses on terms acceptable to us, if at all. If we do not obtain required licenses, we may encounter significant delays in product development while we redesign potentially infringing products or methods or we may not be able to market our products at all.

Celltech, for example, has been granted a European patent covering humanized antibodies, which we have opposed. At an oral hearing in September 2000, the Opposition Division of the European Patent Office decided to revoke this patent. Celltech appealed that decision, but the Technical Board of Appeal recently rejected the appeal. As a result, the decision revoking the patent is final; no further appeals are available. However, Celltech has a second issued divisional patent in Europe, which has claims that may be broader in scope than its first European patent, and which we have opposed. At an oral hearing in January 2005, the Opposition Division decided to revoke this patent. Celltech has filed a notice of appeal. We cannot predict whether Celltech’s appeal will be successful, or whether it will be able to obtain the grant of a patent from the pending divisional application with claims broad enough to generally cover humanized antibodies. Celltech has also been issued a corresponding U.S. patent that contains claims that may be considered broader in scope than its first European patent. In addition, Celltech was recently issued a second U.S. patent with claims that may be considered broader than its first U.S. patent. We have entered into an agreement with Celltech providing each company with the right to obtain nonexclusive licenses for up to three antibody targets under the other company’s humanization patents, which rights may be exercised under the agreement through December 2014. Notwithstanding this agreement, if our humanized antibodies were covered by Celltech’s European or U.S. patents and if we need more than the three licenses under those patents currently available to us under the agreement, we would be required to negotiate additional licenses under those patents or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflict with these patents or to obtain the required additional licenses on commercially reasonable terms, if at all.

In addition, if the Celltech U.S. patent or any related patent applications conflict with our U.S. patents or patent applications, we may become involved in proceedings to determine which company was the first to invent the products or processes contained in the conflicting patents. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation would reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents.

We do not have a license to an issued U.S. patent assigned to Stanford University and Columbia University, which may cover a process we use to produce our potential products. We have been advised that an exclusive license has been previously granted to a third party, Centocor, under this patent. If our processes were found to be covered by either of these patents, we might be required to obtain licenses or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflicts with these patents or to obtain licenses on acceptable terms.

If our research efforts are not successful, we may not be able to effectively develop new products.

We have not commercialized any antibody products. We are engaged in research activities intended to identify antibody product candidates that we may enter into clinical development. These research activities include efforts to discover and validate new targets for antibodies in our areas of therapeutic focus. We obtain new targets through our own drug discovery efforts and through in-licensing targets from institutions or other biotechnology or pharmaceutical companies. Our success in identifying new antibody product candidates depends upon our ability to discover and validate new targets, either through our own research efforts, or through in-licensing or collaborative arrangements. In order to increase the possibilities of identifying antibodies with a reasonable chance for success in clinical studies, part of our business strategy is to identify a number of potential targets. Our antibody product candidates are in various stages of development and many are in an early development stage. If we are unsuccessful in our research efforts to identify and obtain rights to new targets and generate antibody product candidates that lead to the required regulatory approvals and the successful commercialization of products, our ability to develop new products could be harmed.

If we are unable to develop new products, our ability to grow may depend on our success in acquiring or licensing new products and integrating them successfully.

If we are unable to develop new products, we may depend on acquisitions of rights to products from others as our primary source of new products.  Risks in acquiring new products include the following:

•we may not be able to locate new products that we find attractive and complementary to our business;

•the price to acquire or obtain a license for these products may be too costly to justify the acquisition; or

•we may be unable to successfully integrate the research, development and commercialization capabilities necessary to bring these products to market.

Clinical development is inherently uncertain and expensive, and costs may fluctuate unexpectedly.

Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new drugs. Our future success depends in large part upon the results of clinical trials designed to assess the safety and efficacy of our potential products. Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for their intended use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials. Despite the time and expense incurred, there can be no assurance that our clinical trials will adequately demonstrate the safety and effectiveness of our product candidates.

Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of potentially new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or failures of our clinical trials as a result of many factors, all of which may increase the costs and expense associated with the trial, including:

•changes in regulatory policy during the period of product development;

•delays in obtaining regulatory approvals to commence a study;

•delays in identifying and reach agreement on acceptable terms with prospective clinical trial sites;

•delays in the enrollment of patients;

•lack of efficacy during clinical trials; or

•unforeseen safety issues.

Completion of clinical trials may take several years or more. The length of time necessary to complete clinical trials and submit an application for marketing and manufacturing approvals varies significantly according to the type, complexity, novelty and intended use of the product candidate and is difficult to predict. Further, we, the FDA, EMEA, investigational review boards or data safety monitoring boards may decide to temporarily suspend or permanently terminate ongoing trials. Failure to comply with extensive FDA regulations may result in unanticipated delay, suspension or cancellation of a trial or the FDA’s refusal to accept test results. As a result of these factors, we cannot predict the actual expenses that we will incur with respect to preclinical or clinical trials for any of our potential products, and we expect that our expense levels will fluctuate unexpectedly in the future. Despite the time and expense incurred, we cannot guarantee that we will successfully develop commercially viable products that will achieve FDA approval or market acceptance, and failure to do so would materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which requires us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

Our product candidates under development are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, research, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, quality control, adverse event reporting, advertising, promotions, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. To obtain regulatory approval for the commercial sale of any of our potential products or to promote these products for expanded indications, we must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in indications for which approval is requested. We have had, and may in the future have, clinical setbacks that prevent us from obtaining regulatory approval for our potential products. Most recently, in May 2004, we announced that daclizumab, our humanized antibody that binds to the IL-2 receptor, did not meet the primary endpoint in a Phase II clinical trial in patients with moderate-to-severe ulcerative colitis. As a result, we terminated further development of daclizumab in this indication.

Early clinical trials such as Phase I and II trials generally are designed to gather information to determine whether further trials are appropriate and, if so, how such trials should be designed. As a result, data gathered in these trials may indicate that the endpoints selected for these trials are not the most relevant for purposes of assessing the product or the design of future trials. Moreover, success or failure in meeting such early clinical trial endpoints may not be dispositive of whether further trials are appropriate and, if so, how such trials should be designed. We may decide, or the FDA may require us, to make changes in our plans and protocols. Such changes may relate, for example, to changes in the standard of care for a particular disease indication, comparability of efficacy and toxicity of potential drug product where a change in the manufacturing process or manufacturing site is proposed, or competitive developments foreclosing the availability of expedited approval procedures. We may be required to support proposed changes with additional preclinical or clinical testing, which could delay the expected time line for concluding clinical trials.

Larger or later stage clinical trials may not produce the same results as earlier trials. Many companies in the pharmaceutical and biotechnology industries, including our company, have suffered significant setbacks in clinical trials, including advanced clinical trials, even after promising results had been obtained in earlier trials. As an example, the daclizumab Phase II clinical trials in moderate-to-severe ulcerative colitis, which did not meet the primary endpoint in May 2004, were based on earlier Phase I physician-sponsored clinical trials that indicated safety and biological activity for a small number of patients in this indication.

Even when a drug candidate shows evidence of efficacy in a clinical trial, it may be impossible to further develop or receive regulatory approval for the drug if it causes an unacceptable incidence or severity of side effects, or further development may be slowed down by the need to find dosing regimens that do not cause such side effects.

In addition, we may not be able to successfully commence and complete all of our planned clinical trials without significant additional resources and expertise because we have a relatively large number of potential products in clinical development. The approval process takes many years, requires the expenditure of substantial resources, and may involve post-marketing surveillance and requirements for post-marketing studies. The approval of a product candidate may depend on the acceptability to the FDA of data from our clinical trials. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

•adversely affect the successful commercialization of any drugs that we develop;

•impose costly procedures on us;

•diminish any competitive advantages that we may attain; and

•adversely affect our receipt of revenues or royalties.

Additionally, regulatory review of our clinical trial protocols may cause us in some cases to delay or abandon our planned clinical trials. Our potential inability to commence or continue clinical trials, to complete the clinical trials on a timely basis or to demonstrate the safety and efficacy of our potential products, further adds to the uncertainty of regulatory approval for our potential products.

The “fast track” designation for development of any of our products may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood the product will receive regulatory approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA “fast track” designation for a particular indication.  Marketing applications filed by sponsors of products in fast track development may qualify for priority review under the policies and procedures offered by the FDA, but the fast track designation does not assure any such qualification. Although we have obtained a fast track designation from the FDA for Nuvion for the treatment of intravenous steroid-refractory ulcerative colitis and our partner Orphan Therapeutics has received fast track designation from the FDA for Terlipressin for Hepato-Renal Syndrome, Type 1, receipt of fast track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw our fast track designation at any time. If we lose our fast track designation, the approval process may be delayed. In addition, our fast track designation does not guarantee that we will qualify for or be able to take advantage of the expedited review procedures and does not increase the likelihood that Nuvion will receive regulatory approval for the treatment of intravenous steroid-refractory ulcerative colitis.

Our clinical trial strategy may increase the risk of clinical trial difficulties.

Research, preclinical testing and clinical trials may take many years to complete, and the time required can vary depending on the indication being pursued and the nature of the product. We may at times elect to use clinical strategies that seek to advance potential products through clinical development as rapidly as possible. For example, our recent projection for regulatory approval of Nuvion in the U.S. has been revised to reflect recent discussions with the FDA that will result in certain delays in the timeline for potential approval due to the need for additional

Phase II/III safety data.  We anticipate that only some of our potential products may show safety and efficacy in clinical trials and some may encounter difficulties or delays during clinical development.

We may be unable to enroll sufficient patients in a timely manner in order to complete our clinical trials.

The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•the size of the patient population;

•perceived risks and benefits of the drug under study;

•availability of competing therapies, including those in clinical development;

•availability of clinical drug supply;

•availability of clinical trial sites;

•design of the protocol;

•proximity of and access by patients to clinical sites;

•patient referral practices of physicians;

•eligibility criteria for the study in question; and

•efforts of the sponsor of and clinical sites involved in the trial to facilitate timely enrollment.

We may have difficulty obtaining sufficient patient enrollment or clinician support to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may result in our being unable to successfully achieve our projected development timelines, or potentially even lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication. For example, our current expectations for registrational studies and regulatory approval for Nuvion are dependent on our ability to timely enroll a worldwide clinical program.

Our revenues from licensed technologies depend on the efforts and successes of our licensees.

In those instances where we have licensed rights to our technologies, the product development and marketing efforts and successes of our licensees will determine the amount and timing of royalties we may receive, if any. We have no assurance that any licensee will successfully complete the product development, regulatory and marketing efforts required to sell products. The success of products sold by licensees will be affected by competitive products, including potential competing therapies, that are marketed by the licensees or others.  In February 2005, Biogen Idec and Elan  announced that they had voluntarily suspended supplying, marketing and the sale of Tysabri, a drug approved to treat multiple sclerosis and which is licensed under our humanization patents.  Financial analyst and investor expectations, as well as our own financial plans beginning in 2005, included potential royalties from the sale of Tysabri.  There can be no assurance that Tysabri will be returned to the market, the timing of such return, if ever, or that even if subsequently marketed and sold, the product will result in our receiving any significant royalties from the sales of Tysabri.

If we do not attract and retain key employees, our business could be impaired.

To be successful, we must attract additional and retain qualified clinical, manufacturing, scientific and management personnel. To achieve our objectives, we expect to expand our operations and increase the number of our employees significantly. If we are unsuccessful in attracting and retaining qualified personnel, particularly at the management level, our business could be impaired. We have been successful in hiring and retaining key personnel in the past; however, we face significant competition for experienced, management level personnel. In addition, our CFO has announced that he will resign as CFO in October 2005. While we expect to retain him as an employee through the fiscal year end, we have not yet identified a replacement. If we do not timely identify and retain a CFO, or if other key positions remain or become vacant, our ability to operate effectively could be adversely affected.

Our own ability to manufacture our antibody products on a commercial scale is uncertain, which may make it more difficult to sell our products.

The manufacture of antibodies for use as therapeutics in compliance with regulatory requirements is complex, time-consuming and expensive. We will need to manufacture such antibody therapeutic products in a facility and by an appropriately validated process that comply with FDA, European, and other regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. If we are unable to manufacture product or product candidates in accordance with FDA and European good manufacturing practices, we may not be able to obtain regulatory approval for our products.

We intend to continue to manufacture potential products for use in preclinical and clinical trials using our manufacturing facility in accordance with standard procedures that comply with appropriate regulatory standards. The manufacture of sufficient quantities of antibody products that comply with these standards is an expensive, time-consuming and complex process and is subject to a number of risks that could result in delays and/or the inability to produce sufficient quantities of such products in a commercially viable manner. Our collaborative partners and we have experienced some manufacturing difficulties. Product supply interruptions could significantly delay clinical development of our potential products, reduce third-party or clinical researcher interest and support of proposed clinical trials, and possibly delay commercialization and sales of these products. Manufacturing difficulties can also interrupt the supply of marketed products, thereby reducing revenues and risking loss of market share.

We do not have experience in manufacturing commercial supplies of our potential products, nor do we currently have sufficient facilities to manufacture all of our potential products on a commercial scale. To obtain regulatory approvals and to create capacity to produce our products for commercial sale at an acceptable cost, we will need to improve and expand our manufacturing capabilities. Our current plans are to validate and use our new manufacturing plant in Brooklyn Park, Minnesota in order to manufacture initial commercial supplies of Nuvion and daclizumab. Our ability to file for, and to obtain, regulatory approvals for such products, as well as the timing of such filings, will depend on our ability to successfully operate our manufacturing plant. We may encounter problems with the following:

•production yields;

•quality control and assurance;

•availability of qualified personnel;

•availability of raw materials;

•adequate training of new and existing personnel;

•on-going compliance with our standard operating procedures;

•on-going compliance with FDA regulations;

•production costs; and

•development of advanced manufacturing techniques and process controls.

Failure to successfully operate our manufacturing plant, or to obtain regulatory approval or to successfully produce commercial supplies on a timely basis could delay commercialization of our products.

In addition, as we implement validation of our Brooklyn Park, Minnesota manufacturing facility, we are implementing an enterprise resource management software platform to support our operations, including our new manufacturing facility. These efforts will involve substantial costs and resource commitments. Any construction, validation, or other delays could impair our ability to obtain necessary regulatory approvals and to produce adequate commercial supplies of our potential products on a timely basis. Failure to do so could delay commercialization of some of our products and could impair our competitive position.

Manufacturing changes may result in delays in obtaining regulatory approval or marketing for our products.

If we make changes in the manufacturing process, we may be required to demonstrate to the FDA and corresponding foreign authorities that the changes have not caused the resulting drug material to differ significantly form the drug material previously produced. Changing the manufacturing site is considered to be a change in the manufacturing process, therefore moving production to our Brooklyn Park manufacturing facility from our Plymouth facility or from third parties will entail manufacturing changes. Further, any significant manufacturing changes for the production of our product candidates could result in delays in development or regulatory approval or in the reduction or interruption of commercial sales of our product candidates. Our inability to maintain our manufacturing operations in compliance with applicable regulations within our planned time and cost parameters could materially harm our business, financial condition and results of operations.

With respect to our M200 antibody product, ICOS Corporation (ICOS) has manufactured all of the drug material contemplated for use in our current Phase II clinical studies. We plan to assume responsibility for manufacturing M200 for use in Phase III clinical studies and commercial supply, if required. We will need to show that the M200 drug material we produce will be sufficiently similar to the ICOS-produced drug material to use in future clinical studies in order to avoid delays in development or regulatory approval for this antibody product.

Additionally, when we assume responsibility for manufacturing daclizumab marketed under the trade name Zenapax, we may be required to demonstrate that the material manufactured by Roche does not differ significantly from the material we produce at our manufacturing facilities. Showing comparability between the material we produce before and after manufacturing changes, and in the case of Zenapax, between the material produced by Roche and the drug material produced by us, is particularly important if we want to rely on results of prior preclinical studies and clinical trials performed using the previously produced drug material. Depending upon the type and degree of differences between the newer and older drug material, and in the case of Zenapax, between our material and Roche material, we may be required to conduct additional animal studies or human clinical trials to demonstrate that the newly produced drug material is sufficiently similar to the previously produced drug material. Our ability to successfully market and develop Zenapax, in particular in transplantation, depends upon our success in manufacturing Zenapax at commercial scale. There can be no assurance that we will successfully and in a timely manner be capable of manufacturing Zenapax following the transfer of Zenapax to us by Roche.

We have made manufacturing changes and are likely to make additional manufacturing changes for the production of our products currently in clinical development. These manufacturing changes or an inability to immediately show comparability between the older material and the newer material after making manufacturing changes could result in delays in development or regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

Our revenue may be adversely affected by competition and rapid technological change.

Potential competitors have developed and are developing human and humanized antibodies or other compounds for treating autoimmune and inflammatory diseases, transplantation, asthma and cancers. In addition, a number of academic and commercial organizations are actively pursuing similar technologies, and several companies have developed, are developing, or may develop technologies that may compete with our antibody technology platform. Competitors may succeed in more rapidly developing and marketing technologies and products that are more effective than our products or that would render our products or technology obsolete or noncompetitive. Our collaborative partners may also independently develop products that are competitive with products that we have licensed to them. This could reduce our revenues under our agreements with these partners.

Any product that our collaborative partners or we succeed in developing and for which regulatory approval is obtained must then compete for market acceptance and market share. The relative speed with which we and our collaborative partners can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market compared to competitive companies will affect market success. In addition, the amount of marketing and sales resources and the effectiveness of the marketing used with respect to a product will affect its marketing success. For example, Novartis, which has a significant marketing and sales force directed to the transplantation market, markets Simulect® (basiliximab), a product competitive with Zenapax, in the

United States and Europe. Novartis has acquired a significant interest in Roche. As a result of Novartis’ relationship with Roche, Roche may not devote significant resources to the marketing and sales of Zenapax, which could harm our business.

We may be unable to obtain or maintain regulatory approval for our products and the marketing and sale of our products could result in violations of law or regulations.

All of our products in development are subject to risks associated with applicable government regulations. The manufacturing, testing and marketing of our products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous FDA regulation. Additionally, other federal, state and local regulations govern the manufacture, testing, clinical and non-clinical studies to assess safety and efficacy, approval, advertising and promotion of pharmaceutical products. The process of obtaining approval for a new pharmaceutical product or for additional therapeutic indications within this regulatory framework requires a number of years and the expenditure of substantial resources. Companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

Even if marketing approval from the FDA is received, the FDA may impose post-marketing requirements, such as:

•labeling and advertising requirements, restrictions or limitations, such as the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

•adverse event reporting;

•testing and surveillance to monitor our product candidates and their continued compliance with regulatory requirements; and

•inspection of products and manufacturing operations and, if any inspection reveals that the product or operation is not in compliance, prohibiting the sale of all products, suspending manufacturing or withdrawing market clearance.

The discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, may result in restrictions of the products, including withdrawal from manufacture. Additionally, certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may revisit and change its prior determination with regard to the safety or efficacy of our products and withdraw any required approvals after we obtain them. Even prior to any formal regulatory action requiring labeling changes or affecting manufacturing, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety and efficacy develop.

As part of the regulatory approval process, we must demonstrate the ability to manufacture the pharmaceutical product. Accordingly, the manufacturing process and quality control procedures are required to comply with the applicable FDA cGMP regulations and other regulatory requirements. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities, including our facility, must pass an inspection by the FDA before initiating commercial manufacturing of any product. Pharmaceutical product manufacturing establishments are also subject to inspections by state and local authorities as well as inspections by authorities of other countries. To supply pharmaceutical products for use in the United States, foreign manufacturing establishments must comply with these FDA approved guidelines. These foreign manufacturing establishments are subject to periodic inspection by the FDA or by corresponding regulatory agencies in these countries under reciprocal agreements with the FDA. The FDA enforces post-marketing regulatory requirements, such as cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations.

In addition, during 2003 the FDA completed the transfer of regulatory responsibility, review and continuing oversight for many biologic therapeutic products, including antibody therapeutics, from the Center for Biologics Evaluation and Research (CBER) to the Center for Drug Evaluation and Research (CDER). This transfer of responsibility could result in new regulatory standards, which could result in delays in development or regulatory approvals for our potential products. In addition, when we assume responsibility for manufacturing Zenapax, we will be required to demonstrate that the material manufactured by Roche is comparable to the material we produce at our manufacturing facilities. New regulations resulting from the transfer of regulatory responsibility from CBER to CDER could make it more difficult for us to show comparability which could delay development and regulatory approval of Zenapax in new indications or reduce or interrupt commercial sales of Zenapax for the prevention of acute kidney transplant rejection.

For the marketing of pharmaceutical products outside the United States, our collaborative partners and we are subject to foreign regulatory requirements and, if the particular product is manufactured in the United States, FDA and other U.S. export provisions. Requirements relating to the manufacturing, conduct of clinical trials, product licensing, promotion, pricing and reimbursement vary widely in different countries. Difficulties or unanticipated costs or price controls may be encountered by us or our licensees or marketing partners in our respective efforts to secure necessary governmental approvals. This could delay or prevent us, our licensees or our marketing partners from marketing potential pharmaceutical products.

Both before and after approval is obtained, a biologic pharmaceutical product, its manufacturer and the holder of the Biologics License Application (BLA) for the pharmaceutical product are subject to comprehensive regulatory oversight. The FDA may deny approval to a BLA if applicable regulatory criteria are not satisfied. Moreover, even if regulatory approval is granted, such approval may be subject to limitations on the indicated uses for which the pharmaceutical product may be marketed. In their regulation of advertising, the FDA, the Federal Trade Commission (FTC) and the Department of Health and Human Services (HHS) may investigate whether particular advertising or promotional practices are false, misleading or deceptive. These agencies may impose a wide array of sanctions on companies for such advertising practices. Additionally, physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of “off-label” use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses. If our advertising or promotional activities fail to comply with applicable regulations or guidelines, we may be subject to warnings or enforcement action. In addition, there may be a similar risk with respect to all products currently developed and marketed by ESP Pharma, including Cardene IV, IV Busulfex, and Retavase.

Further, regulatory approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems with the pharmaceutical product occur following approval. In addition, under a BLA, the manufacturer continues to be subject to facility inspection and the applicant must assume responsibility for compliance with applicable pharmaceutical product and establishment standards. If we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

•delays;

•warning letters;

•fines;

•clinical holds;

•product recalls or seizures;

•changes to advertising;

•injunctions;

•refusal of the FDA to review pending market approval applications or supplements to approval applications;

•total or partial suspension of product manufacturing, distribution, marketing and sales;

•civil penalties;

•withdrawals of previously approved marketing applications; and

•criminal prosecutions.

If our products do not gain market acceptance among the medical community, our revenues would be adversely affected and might not be sufficient to support our operations.

Our product candidates may not gain market acceptance among physicians, patients, third-party payers and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

•establishment and demonstration of clinical efficacy and safety;

•cost-effectiveness of our product candidates;

•their potential advantage over alternative treatment methods;

•reimbursement policies of government and third-party payers; and

•marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payers and the medical community may not accept or utilize any product candidates that we, or our customers, develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

Our business may be harmed if we cannot obtain sufficient quantities of raw materials.

We depend on outside vendors for the supply of raw materials used to produce our product candidates. Once a supplier’s materials have been selected for use in our manufacturing process, the supplier in effect becomes a sole or limited source of that raw material due to regulatory compliance procedures. If the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct preclinical testing and clinical trials of product candidates would be adversely affected. This could impair our competitive position.

We may be subject to product liability claims, and our insurance coverage may not be adequate to cover these claims.

We face an inherent business risk of exposure to product liability claims in the event that the use of products during research and development efforts or after commercialization results in adverse effects. This risk will exist even with respect to any products that receive regulatory approval for commercial sale. While we have obtained liability insurance for our products, it may not be sufficient to satisfy any liability that may arise. Also, adequate insurance coverage may not be available in the future at acceptable cost, if at all.

We may incur significant costs in order to comply with environmental regulations or to defend claims arising from accidents involving the use of hazardous materials.

We are subject to federal, state and local laws and regulations governing the use, discharge, handling and disposal of materials and wastes used in our operations. As a result, we may be required to incur significant costs to comply with these laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities, which exceed our resources. In addition, we cannot predict the extent of the adverse effect on our business or the financial and other costs that might result from any new government requirements arising out of future legislative, administrative or judicial actions.

Changes in the U.S. and international health care industry could adversely affect our revenues.

The U.S. and international health care industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing practices and pricing of pharmaceuticals. The FDA and other health care policies may change, and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. Cost containment measures, whether instituted by health care providers or imposed by government health administration regulators or new regulations, could result in greater selectivity in the purchase of drugs. As a result, third-party payers may challenge the price and cost effectiveness of our products. In addition, in many major markets outside the United States, pricing approval is required before sales can commence. As a result, significant uncertainty exists as to the reimbursement status of approved health care products.

We may not be able to obtain or maintain our desired price for our products. Our products may not be considered cost effective relative to alternative therapies. As a result, adequate third-party reimbursement may not be available to enable us to maintain prices sufficient to realize an appropriate return on our investment in product development. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices, reduced reimbursement levels and diminished markets for our products. These factors will also affect the products that are marketed by our collaborative partners. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.

Our common stock price is highly volatile and an investment in our company could decline in value.

Market prices for securities of biotechnology companies, including ourselves, have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our securities involves substantial risk. For example, during the period from January 1, 2005 to September 20, 2005, our common stock closed as high as 29.92 per share and as low as 13.85 per share. Additionally, the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The following are some of the factors that may have a significant effect on the market price of our common stock:

•our financial results;

•developments or disputes as to patent or other proprietary rights;

•disappointing sales of approved products;

•approval or introduction of competing products and technologies;

•withdrawal from the market of an approved product from which we receive royalties;

•results of clinical trials;

•failures or unexpected delays in obtaining regulatory approvals or unfavorable FDA advisory panel recommendations;

•changes in reimbursement policies;

•delays in manufacturing or clinical trial plans;

•fluctuations in our operating results;

•disputes or disagreements with collaborative partners;

•developments in our relationships with customers;

•market reaction to announcements by other biotechnology or pharmaceutical companies, including market reaction to various announcements regarding products licensed under our technology;

•announcements of technological innovations or new commercial therapeutic products by us or our competitors;

•initiation, termination or modification of agreements with our collaborative partners;

•loss of key personnel;

•litigation or the threat of litigation;

•public concern as to the safety of drugs developed by us;

•sales of our common stock held by collaborative partners or insiders;

•comments and expectations of results made by securities analysts; and

•general market conditions.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the common stock would likely drop significantly. A significant drop in the price of a company’s common stock often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management’s attention and resources.

Legislative actions, potential new accounting pronouncements and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards, including changes in accounting for stock options, may cause adverse, unexpected fluctuations in the timing of the recognition of revenues or expenses and may affect our financial position or results of operations.  For example, the FASB recently enacted SFAS 123R, which will require us to adopt a different method of determining the compensation expense of our employee stock options.  SFAS 123R will have a significant adverse effect on our reported financial conditions and may impact the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules, are creating uncertainty for companies such as ours and insurance costs are increasing as a result of this uncertainty and other factors. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We may not have the ability to raise the funds to repurchase the 2003 Notes on the repurchase date or to finance any repurchase offer required by the indenture.

In August 2010, August 2013 and August 2018, respectively, holders of the 2003 Notes may require us to repurchase all or a portion of their 2003 Notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, such date. For 2003 Notes to be repurchased in August 2010, we must pay for the repurchase in cash, and we may pay for the repurchase of 2003 Notes to be repurchased in August 2013 and August 2018, at our option, in cash, shares of our common stock or a combination of cash and shares of our common stock. In addition, if a repurchase event occurs (as defined in the indenture), each holder of the 2003 Notes may require us to repurchase all or a portion of the holder’s 2003 Notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities. In addition, the terms of any agreements related to borrowing which we may enter into from time to time may prohibit or limit our repurchase of 2003 Notes or make our repurchase of 2003 Notes an event of default under certain circumstances. If a repurchase event occurs at a time when a credit agreement prohibits us from purchasing the 2003 Notes, we could seek the consent of the lender to purchase the 2003 Notes or could attempt to refinance the debt covered by the credit agreement. If we do not obtain a consent, we may not repurchase the 2003 Notes. Our failure to repurchase tendered 2003 Notes would constitute an event of default under the indenture for the 2003 Notes, which might also constitute a default under the terms of our other debt, including the 2005 Notes. In such circumstances, our financial condition and the value of our securities could be materially harmed.

We may not have sufficient cash to purchase the 2005 Notes, if required, upon a fundamental change.

Holders of the 2005 Notes may require us to purchase all or any portion of their 2005 Notes upon a fundamental change, which generally is defined as the occurrence of any of the following: (1) our common stock is not traded on a national securities exchange or listed on The Nasdaq National Market; (2) any person acquires more than 50% of the total voting power of all shares of our capital stock; (3) certain mergers, consolidations, sales or transfers involving us occur; or (4) our board of directors does not consist of continuing directors. In certain situations, holders of the 2005 Notes will not have a repurchase right even if a fundamental change has occurred.  In addition, we may not have sufficient cash funds to repurchase the 2005 Notes upon such a fundamental change. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from repurchasing the 2005 Notes, we could seek consent from our lenders at the time to repurchase the 2005 Notes. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from repurchasing the 2005 Notes upon a fundamental change. If we were unable to purchase the 2005 Notes upon a fundamental change, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the fundamental change may be an event of default under our other debt, which could have a significant adverse affect on our financial condition.

If any or all of our outstanding 2003 Notes or 2005 Notes are converted into shares of our common stock, existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

Our 2003 Notes and 2005 Notes are convertible, at the option of the holder, into shares of our common stock at varying conversion prices. We have reserved shares of our authorized common stock for issuance upon conversion of our 2003 Notes and the 2005 Notes. If any or all of our 2003 Notes or the 2005 Notes are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure. If any or all of our 2003 Notes or 2005 Notes are not converted into shares of our common stock before their respective maturity dates, we will have to pay the holders of such notes the full aggregate principal amount of the 2003 Notes or 2005 Notes, respectively, then outstanding. Any such payment would have a material adverse effect on our cash position.

Charges to earnings and related amortization of assets resulting from our acquisitions may adversely affect the market value of PDL’s common stock following the merger.

In accordance with U.S. generally accepted accounting principles, we accounted for the acquisition of ESP Pharma, our acquisition of Retavase and our acquisition of Zenapax using the purchase method of accounting, which resulted in charges to earnings in the year of acquisition and which will result in ongoing expenses due to the amortization and depreciation of certain assets acquired in those transactions.  Under the purchase method of accounting, we allocated the total estimated purchase price to ESP Pharma’s net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of completion of the merger, and recorded the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price of ESP Pharma allocated to in-process research and development in the amount of $79.4 million was expensed by the combined company in the first quarter of 2005. PDL will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the acquisition transactions. In addition, to the extent the value of goodwill becomes impaired in the future, PDL may be required to incur material charges relating to the impairment of goodwill. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations and the market value of PDL’s common stock.

Failure to achieve revenue targets or raise additional funds in the future may require the combined company to delay, reduce the scope of or eliminate one or more of its planned activities.

The acquisition of ESP Pharma and certain rights to Retavase required cash payments of approximately $435.5 million. While we believe we have sufficient funds for our anticipated operations, we will need to generate significantly greater revenues to achieve and then maintain profitability on an annual basis. The product development, including clinical trials, manufacturing and regulatory approvals of product candidates currently in development, and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Our future funding requirements, which may be significantly greater than we expect, depend upon many factors, including:

•the extent to which Cardene IV is commercially successful;

•the extent to which Retavase sales can be maintained or increased from recent historical levels;

•the progress, level and timing of research and development activities related to clinical trials we are conducting or conducting in collaboration with our partners, including clinical trials with respect to daclizumab, Nuvion, ularitide and M200;

•the cost and outcomes of regulatory submissions and reviews;

•the continuation or termination of third party manufacturing or sales and marketing arrangements;

•the cost and effectiveness of our sales and marketing programs;

•the status of competitive products;

•our ability to defend and enforce our intellectual property rights;

•our ability to extend the patent protection of our currently marketed products; and

•the establishment of additional strategic or licensing arrangements with other companies, or acquisitions.

We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

Our industry is highly competitive. Our success will depend on our ability to acquire and develop products and apply technology, and our ability to establish and maintain markets for our products. Potential competitors in the U.S. and other countries include major pharmaceutical and chemical companies, specialized pharmaceutical companies and biotechnology firms, universities and other research institutions.

In addition, product sales from ESP Pharma products face significant competition from both brand-name and generic manufacturers that could adversely affect the future sales of its products. Many of the marketed products are generic versions of brand-name products with declining total sales levels. Additionally, some of our brand-name products are subject to competition from generic products. As a result, we face competition for our marketed products from brand-name pharmaceutical companies and from companies focused on generic pharmaceutical markets. In addition, competitors may succeed in developing products and technologies that are more effective or less costly than our products, or that would render our products obsolete or noncompetitive.

For the year ended December 31, 2004, approximately 34% of the ESP Pharma net product sales resulted from the sale of the off-patent products Tenex®, Sectral®, Ismo® and Declomycin. These products historically accounted for a majority of the cash flow from operations of ESP Pharma. If sales of Cardene IV and Retavase do not perform as planned and we are unable to maintain the cash flow returns from or successfully divest these off-patent products, our ability to achieve positive cash flow from operations could be delayed.

Our ability to generate future revenue from products will be affected by reimbursement and drug pricing.

Acceptable levels of reimbursement of drug treatments by government authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, our combined portfolio of product candidates. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any products that we may develop or, if already available, will not be decreased in the future. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize products, and may not be able to obtain a satisfactory financial return on products.

Third-party payers increasingly are challenging prices charged for medical products and services. Also, the trend toward managed health care in the U.S. and the changes in health insurance programs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including our products. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any products that are successfully developed and approved. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

We will spend considerable time and money complying with federal and state regulations and, if we are unable to fully comply with such regulations, we could face substantial penalties.

We may be subject, directly or through our customers, to extensive regulation by both the federal government, and the states and foreign countries in which we conduct our business. Laws that may directly or indirectly affect our ability to operate our business include, but are not limited, to the following:

•the federal Anti-Kickback Law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

•the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and

•state law equivalents to the Anti-Kickback Law and False Claims Act, which may not be limited to government reimbursed items.

If our operations are found to be in violation of any of the laws described above or the other governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if the hospitals, physicians or other providers or entities with whom we do business are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

USE OF PROCEEDS

We will not receive proceeds from any sales by the selling stockholder of its shares of common stock.

SELLING STOCKHOLDER

A total of 4,058,935 shares of our common stock are being registered in this offering for the account of the selling stockholder.  The selling stockholder acquired the shares pursuant to a Purchase Agreement dated as of September 12, 2005 between PDL and Biogen Idec (the “Purchase Agreement”) in connection with PDL and Biogen Idec’s recently announced collaboration for the joint development, manufacture and commercialization of three Phase II antibody products.  The shares offered under this prospectus were issued to the selling stockholder pursuant to the Purchase Agreement in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Throughout this prospectus, we may refer to the selling stockholder and its transferees, pledgees, donees or other successors in interest who receive shares in non-sale transactions as the “selling stockholder.”  The following table provides information regarding the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder and the number of shares of common stock the selling stockholder is offering.  This information has been obtained from the selling stockholder.  Except as otherwise indicated, we believe the selling stocker listed in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by the selling stockholder.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares of Common Stock Offered(2)	Shares of Common Stock Beneficially Owned Following Offering(1)(3)
	Number	Percent		Number	Percent
Biogen Idec MA, Inc.	4,058,935	0.0%*	4,058,935	0	0.0%

*      Less than 1%.

(1)    Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after September 12, 2005. Calculated on the basis of 112,684,706 shares of common stock, which is the number of shares of PDL common stock outstanding as of September 12, 2005.

(2)    This prospectus shall also cover any additional shares of PDL common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of PDL common stock.

(3)    Assumes all shares offered hereby are sold by the selling stockholder and that the selling stockholder does not acquire any additional shares of common stock.

PLAN OF DISTRIBUTION

We have been advised by the selling stockholder that it may sell all or a portion of their shares of common stock from time to time. The selling stockholder plans to sell on the Nasdaq National Market, or otherwise. The selling stockholder or its pledges, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfers after the date of this prospectus (collectively, the “selling stockholder”), may sell its shares at prices and on terms prevailing at the time of sale, at prices related to the then current market price, or in negotiated transactions. The selling stockholder may sell in one or more of, or a combination of, the following methods:

•      block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•      on over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•      ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•      privately negotiated transactions;

•      a combination of any such methods of sale; and

•      any other method permitted by applicable law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder.

The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus. Broker-dealers or agents may also receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act, upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose, to the extent required:

•      the name of each such selling stockholder and of the participating broker-dealer(s);

•      the number of shares involved;

•      the price at which such shares were sold;

•      the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•      that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•      other facts material to the transaction.

The selling stockholder may from time to time pledge shares of common stock owned by it to secure margin or other loans made to the selling stockholder or to entities in which the selling stockholder has a direct or indirect equity interest. Thus, the person or entity receiving a pledge of any shares of common stock may sell them in a foreclosure sale or otherwise in the same manner as described above to the selling stockholder.

There is no assurance that the selling stockholder will offer or sell any or all of its shares of common stock registered under this prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. We will pay all expenses incident to the offering and sale to the public of shares by the selling stockholder, including all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, and the fees and disbursements of a single legal counsel acting for the selling stockholder. We will not pay selling expenses or similar charges for the selling stockholder.

The selling stockholder may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of its shares against certain liabilities, including liabilities arising under the Securities Act. Under our agreement with the selling stockholder, we and the selling stockholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus forms a part, or any omission or alleged omission to state in the registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading. If for any reason indemnification is unavailable, we and the selling stockholder have agreed to contribute to each other in connection with these liabilities based on the relative benefits and faults of the parties, as well as other relevant equitable considerations.

We agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective for a period ending on the earlier of (a) the date that is two (2) years after the effective date of the registration statement or (b) the date all of the remaining shares of common stock covered by this prospectus held by the selling stockholder may be sold under Rule 144 in one three-month period.

We intend to de-register any of the shares not sold by the selling stockholder at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of the material terms of our common stock does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries.

Common Stock

As of September 22, 2005, we had approximately 348 stockholders of record.  As of September 22, 2005, we had issued and outstanding 112,742,056 shares of common stock.  Holders of common stock are entitled to one vote for per share for the election of directors and all other matters submitted to a vote of our stockholders.  Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefore.  In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock.  Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights.  Our certificate of incorporation does not provide for cumulative voting rights with respect to the election of directors.  All outstanding common stock is fully paid and nonassessable.  Shares of our common stock are reserved for issuance under the 2005 Notes, the 2003 Notes, our option and employee stock purchase plans, and there are options outstanding under our stock plans for shares of common stock.

Transfer Agent and Registrar

The transfer agent for our common stock is Mellon Investor Services, L.L.C.  Their address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104.  Their telephone number is (415) 743-1424.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission (SEC).  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement.  For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it.  You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are also subject to the information and periodic reporting requirements of the Exchange Act.  We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act.  These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

You may obtain a free copy of our most recent annual report on Form 10-K, quarterly report on Form 10-Q and proxy statement on our website on the World Wide Web at http://www.pdl.com. Additionally, you may obtain a free copy of these filings, as well as our current reports on Form 8-K and any other reports or filings we have filed with the SEC, including any amendment to those reports we have filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as practicable after we have electronically filed such material with, or furnished it to, the SEC, by contacting the Corporate Communications Department at our corporate offices by calling (510) 574-1406.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC. This registration statement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

The following documents filed with the SEC are incorporated by reference into this prospectus:

•      Our annual report on Form 10-K for the year ended December 31, 2004;

•      Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005;

•      Our current reports on Form 8-K filed on January 14, 2005, January 27, 2005, February 1, 2005, February 4, 2005, February 9, 2005, February 16, 2005, February 25, 2005, March 25, 2005 (two filings), April 4, 2005, April 20, 2005, April 22, 2005, June 14, 2005, July 19, 2005, August 8, 2005, September 13, 2005 and September 19, 2005;

•      The information set forth under Item 8.01 and in Exhibits 23.1, 99.1, 99.3, 99.4, 99.5 and 99.6 of our current report on Form 8-K filed on February 7, 2005;

•      Our amendment, filed on June 2, 2005, to one of our current reports on Form 8-K filed on March 25, 2005; and

•      The description of our common stock in our registration statement on Form 8-A filed with the SEC on December 23, 1991, as amended on Form 8-A/A filed with the SEC on January 22, 1992.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference and were not delivered with this prospectus. We will not deliver exhibits to such documents, unless such exhibits are specifically incorporated by reference. We will provide this information upon written or oral request by a person to whom we delivered a copy of the prospectus. Requests for such copies should be directed to our principal executive offices located at 34801 Campus Drive, Fremont, California 94555, Attention: Secretary. Our general telephone number is (510) 574-1400.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by our counsel, DLA Piper Rudnick Gray Cary US LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in our Annual Report on Form 10-K for the year ended December 31, 2004 as set forth in their report. Ernst & Young LLP has also audited ESP Pharma Holding Company, Inc.’s and ESP Pharma, Inc.’s financial statements as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from April 15, 2002 (inception) through December 31, 2002, included in our Current Report on Form 8-K dated February 7, 2005, and as of December 31, 2004 and for the years ended December 31, 2003 and 2004, included in our amendment to Current Report on Form 8-K dated June 2, 2005, as set forth in their reports. Our financial statements and ESP Pharma Holding Company Inc.’s and ESP Pharma, Inc.’s financial statements are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions.  All of the expenses will be borne by the registrant.  Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$13,185.53

Fees and expenses of accountants	17,000.00

Fees and expenses of legal counsel	15,000.00

Printing expenses	10,000.00

Transfer agent and registrar fees and expenses	5,000.00

Miscellaneous expenses	8,300.00

Total	$68,485.53

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our restated certificate of incorporation and amended and restated bylaws provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by Delaware law. The restated certificate of incorporation and amended and restated bylaws further provide that we may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors’ and officer’s liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements that we have entered into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

We have a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents in which indemnification is being sought. We are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

Item 16.  Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Title
5.1	Legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the signature page hereof).

Item 17.  Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (1)(i) and (a)(1)(ii) above shall not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 28 day of September, 2005.

PROTEIN DESIGN LABS, INC.

By:	/s/ MARK MCDADE
Mark McDade
Chief Executive Officer

POWER OF ATTORNEY

Each of the officers and directors of Protein Design Labs, Inc. whose signature appears below hereby constitutes and appoints Mark McDade and Glen Sato true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 28, 2005 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDADE	Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2005
(Mark McDade)

/s/ GLEN SATO	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 28, 2005
(Glen Sato)

/s/ GEORGE T. JUE	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	September 28, 2005
(George T. Jue)

/s/ LAURENCE JAY KORN	Director	September 28, 2005
(Laurence Jay Korn)

/s/ JON S. SAXE	Director	September 28, 2005
(Jon S. Saxe)

/s/ CARY L. QUEEN	Director	September 28, 2005
(Cary L. Queen)

/s/ MAX LINK	Chairman of the Board of Directors	September 28, 2005
(Max Link)

/s/ KAREN DAWES	Director	September 28, 2005
(Karen Dawes)

/s/ L. PATRICK GAGE	Director	September 28, 2005
(L. Patrick Gage)

EXHIBIT INDEX

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Title
5.1	Legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the signature page hereof).